Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the pre-effective amendment no. 1 to the Registration Statement on Form S-3/A and related Prospectus dated October 8, 2020, of our report dated March 20, 2020, with respect to the financial statements of 9 Meters Biopharma, Inc. (formerly known as “Innovate Biopharmaceuticals, Inc.”), as of December 31, 2019 and 2018 and for the two years then ended (which report includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern), and to the reference to us under the heading “Experts” in this Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Orange County, California
October 8, 2020